Exhibit 99.1
News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.9450
For Release:    Immediately
Contact:           Robert Shuster, Chief Financial Officer, 616.522.1765
INDEPENDENT BANK CORPORATION REPORTS
2008 FOURTH QUARTER AND FULL YEAR RESULTS
IONIA, Mich., Jan. 26, 2009
•	2008 fourth quarter and full-year net loss applicable to common stock of $86.5 million ($3.80 per share) and $88.2 million ($3.88 per share), respectively. Fourth quarter and full year results were impacted by:
•	A non-cash charge of $50.0 million ($1.92 per share after tax) for goodwill impairment. No impact on regulatory capital ratios or tangible equity.

•	A non-cash charge of $26.8 million ($1.18 per share) that is included in income tax expense to establish a valuation allowance on deferred tax assets.

•	A non-cash charge of $4.3 million ($0.12 per share after tax) for impairment of capitalized mortgage loan servicing rights.

•	Securities losses of $6.9 million ($0.20 per share after tax) for the fourth quarter and $15.0 million ($0.43 per share after tax) for the full year.

•	These items total $3.42 per share in the fourth quarter and $3.65 per share for the full year.
•	Pre-tax, pre-loan loss provision core operating earnings remain strong and improved in 2008 over 2007.

•	Company remains “well capitalized.”

•	No executive officer bonuses for 2008 and all executive and senior officer salaries frozen at 2008 levels for 2009.
Independent Bank Corporation (NASDAQ: IBCP) reported a fourth quarter 2008 net loss applicable to common stock of $86.5 million, or $3.80 per share, versus net income from continuing operations of $2.3 million, or $0.10 per diluted share, in the prior-year period.
The net loss applicable to common stock for the year ended Dec. 31, 2008 was $88.2 million, or $3.88 per share, compared to net income from continuing operations of $10.0 million, or $0.44 per diluted share, for all of 2007.
The decrease in fourth quarter and full-year 2008 results compared to 2007 was primarily due to increases in the provision for loan losses, securities losses, impairment charges on capitalized mortgage loan servicing rights and goodwill, loan and collection expenses, losses on other real estate owned and income taxes (including the aforementioned $26.8 million charge to establish a deferred tax valuation allowance).
Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “Our fourth quarter and full year results were adversely impacted by several large and unusual non-cash charges and securities losses. In addition, credit costs remained elevated as we continued to confront this unprecedented economic environment. Since we cannot control the external environment, our efforts remain focused on controlling internal operations, including improving asset quality, containing credit costs and reducing non-performing assets. Moreover, executive officer bonuses for 2008 were eliminated and salaries for all executive and senior officers were frozen at 2008 levels for 2009, as we continue to weather this time of uncertainty.”
Operating Results
The Company’s tax equivalent net interest income totaled $33.4 million during the fourth quarter of 2008, an increase of $1.9 million or 5.9% from the year-ago period, and a decrease of $1.6 million, or 4.6% from the third quarter of 2008. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.80% during the fourth quarter of 2008 compared to 4.22% in the year ago period, and 4.76% in the third quarter of 2008. Fourth quarter 2008 tax equivalent net interest income was adversely impacted by the following items: a $0.6 million increase in interest expense for declines in the fair values of interest rate swaps and caps that do not receive hedge accounting treatment; the elimination of $0.2 million in dividend income on Federal Home Loan Bank of Indianapolis stock due to a delay in its declaration; and a $0.5 million increase in the reversal of interest for loans placed on non-accrual. The total impact of these three items was $1.3 million.
Average interest-earning assets declined to $2.774 billion in the fourth quarter of 2008 compared to $2.974 billion in the year ago quarter and $2.930 billion in the third quarter of 2008. This decline in average interest-earning assets reflects decreases in the average balances of both investment securities and loans. Interest-earning assets were being reduced in order to improve regulatory capital ratios. In conjunction with the receipt of $72 million of additional capital on Dec. 12, 2008 through the U.S. Treasury’s Capital Purchase Program, the Company is actively pursuing new lending opportunities. Such opportunities may be constrained by economic conditions in our markets, competition, credit approval requirements, and rate of return criteria.
Service charges on deposits totaled $6.0 million in the fourth quarter of 2008, a 6.6% decrease from the comparable period in 2007 due primarily to a decline in overdraft fees. VISA check card interchange income was unchanged at $1.4 million for the fourth quarter of 2008 compared to the year-ago period.
Securities losses totaled $6.9 million in the fourth quarter of 2008, versus losses of $1.0 million in the comparable period in 2007. The securities losses in the fourth quarter of 2008 include a decline in the fair value of trading securities of $0.7 million and a write down of $6.2 million (from a par value of $10 million to a fair value of $3.8 million) related to the dissolution of a money-market auction rate security and the distribution of the underlying Bank of America preferred stock.
Gains on the sale of mortgage loans were $1.2 million in the fourth quarter of 2008, compared to $0.9 million in the year-ago quarter. The increase in gains relates primarily to a sharp increase in commitments to originate mortgage loans that are held for sale. This is due to a significant rise in refinancing activity resulting from lower mortgage loan interest rates in the last month of 2008.
Mortgage loan servicing generated a loss of $3.6 million in the fourth quarter of 2008, versus income of $0.4 million in the year-ago period. This decrease is primarily due to a $4.3 million impairment charge on capitalized mortgage loan servicing rights in the fourth quarter of 2008. This impairment charge reflects significantly lower mortgage loan interest rates in the current quarter resulting in higher estimated future prepayment rates. As a result, capitalized mortgage loan servicing rights declined to $12.0 million at Dec. 31, 2008 compared to $16.3 million at Sept. 30, 2008. The Company services approximately $1.65 billion in mortgage loans for others on which servicing rights have been capitalized.
Non-interest expense totaled $83.6 million in the fourth quarter of 2008, compared to $29.6 million in the year-ago period. The rise in non-interest expenses was primarily due to a non-cash goodwill impairment charge of $50.0 million and increases in loan and collection expenses ($2.1 million) and losses on other real estate and repossessed assets ($1.7 million). The increases in loan and collection costs and losses on other real estate and repossessed assets resulted from the elevated level of non-performing assets and lower residential housing prices.
During the fourth quarter of 2008 the Company updated its goodwill impairment testing (interim tests had also been performed in the second and third quarters of 2008). The Company’s common stock price dropped further in the fourth quarter resulting in a wider difference between its market capitalization and book value. The results of the goodwill impairment testing showed that the estimated fair value of the Company’s Independent Bank reporting unit was less than its carrying value of equity, resulting in this $50.0 million charge. The remaining goodwill at year-end of $16.7 million is at the Company’s Mepco Finance Corporation reporting unit and the testing performed indicated that this goodwill was not impaired.
Compensation and employee benefit costs declined by $0.3 million or 2.0% in the fourth quarter of 2008 compared to the year-ago period due primarily to the elimination of cash bonuses for executive officers and the reduction of incentive bonuses for other employees. These compensation cost reductions were partially offset by additional staff added during 2008 to manage non-performing assets and loan collections.

Income tax expense for the fourth quarter of 2008 was $11.1 million, an increase of $11.2 million over the fourth quarter of 2007. For the full year of 2008, the income tax expense totaled $3.9 million, an increase of $5.0 million over the same period of 2007. The increases were primarily the result of establishing a valuation allowance of $26.8 million on deferred tax assets, partially offset by the effect of lower pre-tax income and the non-tax deductible portion of the goodwill impairment charge.
Statement of Financial Accounting Standards (“SFAS”) 109, “Accounting for Income Taxes,” requires that companies assess whether a valuation allowance should be established against their deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In accordance with SFAS 109, the Company reviewed its deferred tax asset and determined that due mainly to the pre-tax loss incurred in 2008 and the challenging operating environment currently confronting all banks, that it must establish a valuation allowance for the majority of its net deferred tax asset. During the quarter ended Dec. 31, 2008, the Company recorded a $35.4 million valuation allowance, which consisted of $26.8 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholders’ equity. After the aforementioned valuation allowance, the remaining net deferred tax asset at Dec. 31, 2008 was $6.9 million.
Despite the valuation allowance, these deferred tax assets remain available to offset future taxable income. All deferred tax assets will be analyzed quarterly for changes affecting the valuation allowance, which may be adjusted in future periods accordingly. In making such judgments, significant weight is given to evidence that can be objectively verified. The Company analyzes changes in near-term market conditions and considers both positive and negative evidence as well as other factors which may impact future operating results in making the decision to establish or adjust this valuation allowance.
Pre-Tax, Pre-Loan Loss Provision Core Operating Earnings
The Company is presenting pre-tax pre-provision core operating earnings in this release for purposes of additional analysis of operating results. Pre-tax pre-provision core operating earnings, as defined by management, represents income (loss) from continuing operations excluding: income tax expense (benefit), the provision for loan losses, securities gains or losses, and any impairment charges (including goodwill, losses on other real estate or repossessed assets and fair-value adjustments) or elevated loan and collection costs caused by this economic cycle.
The following table reconciles pre-tax pre-provision core operating earnings to consolidated income (loss) from continuing operations presented in accordance with U.S. generally accepted accounting principles (“GAAP”), which is a principal and useful measure of earnings and provides comparability of earnings with other companies. However, the Company believes presenting pre-tax pre-provision core operating earnings provides investors with the ability to better understand its underlying operating trends separate from the direct effects of the impairment charges, credit issues, fair value adjustments, securities gains or losses, challenges inherent in the real estate downturn and other economic cycle issues and displays a consistent core operating earnings trend before the impact of these challenges. The credit quality section of this release already isolates the challenges and issues related to the credit quality of the Company’s loan portfolio and the impact on its earnings as reflected in the provision for loan losses.
Pre-Tax, Pre-Loan Loss Provision Core Operating Earnings

	Three Months Ended		Year Ended
	12/31/08	12/31/07	12/31/08	12/31/07
	(in thousands)
Income (loss) from continuing operations	$(86,325)	$2,278	$(87,964)	$9,955
Income tax expense (benefit)	11,148	(15)	3,863	(1,103)
Provision for loan losses	24,831	9,393	68,287	43,160
Securities losses	6,924	964	14,961	705
Impairment charge on capitalized mortgage loan servicing	4,255	297	4,332	251
Impairment charge on goodwill	50,020	—	50,020	343
Losses on other real estate and repossessed assets	1,758	104	3,849	276
Elevated loan and collection costs (1)	2,286	187	4,431	—

Pre-Tax, Pre-Loan Loss Provision Core Operating Earnings	$14,897	$13,208	$61,779	$53,587

(1)	Represents the excess amount over a “normalized” level of $1.25 million quarterly or $5.0 million annually
TARP Capital Purchase Program
On Dec. 12, 2008, the Company issued 72,000 shares of its preferred stock and 3,461,538 warrants to purchase the Company’s common stock (at a strike price of $3.12 per share) to the U.S. Treasury in return for $72 million under the Capital Purchase

Program (“CPP”). Of the total proceeds, $68.4 million was allocated to the preferred stock and $3.6 million was allocated to the warrants (included in capital surplus) based on the relative fair value of each.
Although the CPP funds were initially utilized to pay down short-term borrowings with the Federal Reserve Bank, in the approximately 30-day period (ending Jan. 15, 2009) since the receipt of the CPP funds, the Company has made $72.4 million of loans. This loan volume includes: $27.2 million of commercial loans (of which $21.7 million were renewals of existing loans), $43.1 million of mortgage loans and $2.1 million of consumer installment loans (excluding finance receivables). Further, the CPP funds allow the Company to continue actively pursuing mortgage loan modifications and work-outs in lieu of foreclosure for those mortgage loan customers experiencing financial difficulty. During 2008 the Company processed over 200 mortgage loan modifications or work-outs in lieu of foreclosure. Recently, Fannie Mae recognized the Company for its efforts in successfully pursuing loan workouts and modifications during 2008.
Asset Quality
Commenting on asset quality, CEO Magee added: “Our provision for loan losses increased significantly in the fourth quarter, reflecting a rise in non-performing loans, further weakening in real estate values and an elevated level of loan net charge-offs. However, as a result of our proactive efforts to manage credit, commercial loan 30- to 89-day delinquency rates are at their lowest level since 2005 and commercial loan watch credits increased by only 1.4% in the fourth quarter.”
A breakdown of non-performing loans by loan type is as follows:

Loan Type
	12/31/2008	9/30/2008	12/31/2007
	(Dollars in Millions)
Commercial	$82.1	$74.2	$49.0
Consumer	4.9	3.9	3.4
Mortgage	38.9	33.9	23.1
Finance receivables	3.4	2.6	1.7

Total	$129.3	$114.6	$77.2

Ratio of non-performing loans to total portfolio loans	5.25%	4.58%	3.07%

Ratio of non-performing assets to total assets	5.06%	4.29%	2.68%

Ratio of the allowance for loan losses to non-performing loans	44.79%	47.01%	58.63%

The increase in non-performing loans since year-end 2007 is due principally to an increase in non-performing commercial real estate loans and residential mortgage loans. The rise in non-performing commercial real estate loans is primarily the result of several additional credits with real estate developers becoming past due in 2008. These delinquencies largely reflect cash flow difficulties encountered by real estate developers in Michigan as they confront a significant decline in sales of real estate. Since mid-2007 the land, land development, and construction components of the Company’s commercial loan portfolio have declined by 39%, 22% and 56%, respectively, and now represent less than 5% of total assets. The elevated level of non-performing residential mortgage loans is primarily due to a rise in delinquencies and foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. Other real estate and repossessed assets totaled $20.5 million at Dec. 31, 2008, compared to $20.0 million at Sept. 30, 2008, and $9.7 million at Dec. 31, 2007.
The provision for loan losses was $24.8 million and $9.4 million in the fourth quarters of 2008 and 2007, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. Loan net charge-offs were $20.0 million (3.19% annualized of average loans) in the fourth quarter of 2008, compared to $6.7 million (1.05% annualized of average loans) in the fourth quarter of 2007. The fourth quarter 2008 loan net charge-offs were divided among the following categories: commercial loans, $13.6 million; consumer loans, $1.9 million (including $0.2 million of deposit overdrafts); mortgage loans, $3.5 million; and finance receivables $1.0 million. The commercial loan and mortgage loan net charge-offs in the fourth quarter of 2008 primarily reflect write-downs to expected liquidation values for real estate or other collateral securing the loans. At Dec. 31, 2008, the allowance for loan losses totaled $57.9 million, or 2.35% of portfolio loans, compared to $45.3 million, or 1.80% of portfolio loans, at Dec. 31, 2007.
Balance Sheet, Liquidity and Capital
Total assets were $2.96 billion at Dec. 31, 2008, compared to $3.25 billion at Dec. 31, 2007. Loans, excluding loans held for sale, were $2.46 billion at Dec. 31, 2008, compared to $2.52 billion at Dec. 31, 2007. Deposits totaled $2.07 billion at Dec. 31, 2008, a decrease of $438.6 million from Dec. 31, 2007. The decrease in deposits primarily reflects a $333.8 million decline in brokered certificates of deposit (“brokered CD’s”). During 2008, maturing or callable brokered CD’s were replaced with borrowings from the Federal Home Loan Bank and Federal Reserve Bank due to significantly lower comparative costs. The balance of the decline in deposits reflects a higher level of off-balance sheet sweeps to money market funds at year end 2008 and the Company’s continued pricing discipline in highly competitive markets. The Company’s liquidity position remains sound with nearly $617 million of unused borrowing capacity at Dec. 31, 2008.
Stockholders’ equity totaled $198.6 million at Dec. 31, 2008, or 6.71% of total assets. The Company’s subsidiary bank remains “well capitalized” for regulatory purposes with the following ratios at Dec. 31, 2008:

				Well
	12/31/2008			Capitalized
Regulatory Capital Ratio	(estimate)	9/30/2008	12/31/2007	Minimum

Tier 1 capital to average assets	8.37%	7.45%	7.35%	5.00%
Tier 1 capital to risk-weighted assets	10.76%	9.58%	9.25%	6.00%
Total capital to risk-weighted assets	12.05%	10.84%	10.50%	10.00%
With regard to the outlook for 2009, CEO Magee concluded, “The new year is shaping up to be a very difficult one in terms of operating environment, given the continued challenges facing consumers and businesses in Michigan. As a result, we expect to again confront conditions that may adversely affect our business and financial results. The addition of equity under the Capital Purchase Program has enhanced our capital ratios which allows us to seek new lending opportunities. Our stronger capital position also allows us to continue our focus on reducing non-performing assets and improving asset quality. We expect these actions will help us achieve improved long-term operating results even in the face of anticipated prolonged economic weakness throughout 2009.”
Conference Call
Michael M. Magee, President and Chief Executive Officer, Robert N. Shuster, Chief Financial Officer and Stefanie M. Kimball, Chief Lending Officer, will review fourth quarter 2008 results in a conference call for investors and analysts beginning at 10:00 a.m. ET on Tuesday, Jan. 27, 2009.
To participate in the live conference call, please dial 1-800-860-2442. The call can also be accessed (listen-only mode) via the Company’s Web site at IndependentBank.com in the “Investor Relations” section. A playback of the call can be accessed by dialing 1-877-344-7529 (Replay Passcode # 426611). The replay will be available through Feb. 5, 2009.
In addition, a Power Point presentation associated with the fourth quarter 2008 conference call will be available on the Company’s Web site at IndependentBank.com in the “Investor Relations” section under the “Presentations” tab beginning on Tuesday, Jan. 27, 2009.
About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Payment plans to purchase vehicle service contracts are also available through Mepco Finance Corporation, a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.
For more information, please visit our Web site at: IndependentBank.com
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward- looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31,	December 31,
	2008	2007
	(unaudited)
	(in thousands)
Assets
Cash and due from banks	$57,705	$79,289
Trading securities	1,929
Securities available for sale	215,412	364,194
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	28,063	21,839
Loans held for sale, carried at fair value, at December 31, 2008	27,603	33,960
Loans
Commercial	980,391	1,066,276
Mortgage	839,496	873,945
Installment	356,806	368,478
Finance receivables	286,836	209,631

Total Loans	2,463,529	2,518,330
Allowance for loan losses	(57,900)	(45,294)

Net Loans	2,405,629	2,473,036
Property and equipment, net	73,318	73,558
Bank owned life insurance	44,896	42,934
Goodwill	16,734	66,754
Other intangibles	12,190	15,262
Capitalized mortgage loan servicing rights	11,966	15,780
Accrued income and other assets	64,500	60,910

Total Assets	$2,959,945	$3,247,516

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$308,041	$294,332
Savings and NOW	907,187	987,299
Retail time	668,968	707,419
Brokered time	182,283	516,077

Total Deposits	2,066,479	2,505,127
Federal funds purchased	750	54,452
Other borrowings	541,986	302,539
Subordinated debentures	92,888	92,888
Financed premiums payable	26,636	16,345
Liabilities of discontinued operations		34
Accrued expenses and other liabilities	32,629	35,629

Total Liabilities	2,761,368	3,007,014

Shareholders’ Equity
Preferred stock, Series A, no par value, $1,000 liquidation preference per share—200,000 shares authorized; 72,000 shares outstanding at December 31, 2008	68,456
Common stock, $1.00 par value—40,000,000 shares authorized; issued and outstanding: 23,013,980 shares at December 31, 2008 and 22,647,511 shares at December 31, 2007	22,791	22,601
Capital surplus	200,687	195,302
Retained earnings (accumulated deficit)	(70,149)	22,770
Accumulated other comprehensive loss	(23,208)	(171)

Total Shareholders’ Equity	198,577	240,502

Total Liabilities and Shareholders’ Equity	$2,959,945	$3,247,516

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2008	2008	2007	2008	2007
	(unaudited)
	(in thousands)
Interest Income
Interest and fees on loans	$45,444	$46,427	$50,891	$186,747	$202,361
Interest on securities
Taxable	1,909	2,078	2,258	8,467	9,635
Tax-exempt	1,240	1,652	2,297	7,238	9,920
Other investments	99	466	328	1,284	1,338

Total Interest Income	48,692	50,623	55,774	203,736	223,254

Interest Expense
Deposits	9,717	9,577	20,684	46,697	89,060
Other borrowings	6,379	7,099	5,022	26,890	13,603

Total Interest Expense	16,096	16,676	25,706	73,587	102,663

Net Interest Income	32,596	33,947	30,068	130,149	120,591
Provision for loan losses	24,831	19,788	9,393	68,287	43,160

Net Interest Income After Provision for Loan Losses	7,765	14,159	20,675	61,862	77,431

Non-interest Income
Service charges on deposit accounts	5,996	6,416	6,418	24,223	24,251
Net gains (losses) on assets
Mortgage loans	1,204	969	904	5,181	4,317
Securities	(6,924)	(6,711)	(964)	(14,961)	(705)
VISA check card interchange income	1,394	1,468	1,376	5,728	4,905
Mortgage loan servicing	(3,616)	340	364	(2,071)	2,236
Title insurance fees	280	307	344	1,388	1,551
Other income	2,310	2,659	2,731	10,233	10,590

Total Non-interest Income	644	5,448	11,173	29,721	47,145

Non-interest Expense
Compensation and employee benefits	13,164	14,023	13,438	55,179	55,811
Occupancy, net	3,054	2,871	2,754	11,852	10,624
Loan and collection	3,536	2,008	1,437	9,431	4,949
Furniture, fixtures and equipment	1,770	1,662	1,944	7,074	7,633
Data processing	1,951	1,760	1,854	7,148	6,957
Loss on other real estate and repossessed assets	1,758	425	104	3,849	276
Advertising	1,691	1,575	1,549	5,534	5,514
Branch acquisition and conversion costs					330
Goodwill impairment	50,020			50,020	343
Other expenses	6,642	6,332	6,505	25,597	23,287

Total Non-interest Expense	83,586	30,656	29,585	175,684	115,724

Income (Loss) From Continuing Operations Before Income Tax	(75,177)	(11,049)	2,263	(84,101)	8,852
Income tax expense (benefit)	11,148	(5,723)	(15)	3,863	(1,103)

Income (Loss) From Continuing Operations	(86,325)	(5,326)	2,278	(87,964)	9,955
Discontinued operations, net of tax			154		402

Net Income (Loss)	$(86,325)	$(5,326)	$2,432	$(87,964)	$10,357

Preferred dividends	215			215

Net Income (Loss) Applicable to Common Stock	$(86,540)	$(5,326)	$2,432	$(88,179)	$10,357

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2008	2008	2007	2008	2007
	(unaudited)

Per Common Share Data (A)
Income (Loss) From Continuing Operations
Basic (B)	$(3.80)	$(.23)	$.10	$(3.88)	$.44
Diluted (C)	(3.80)	(.23)	.10	(3.88)	.44
Net Income (Loss)
Basic (B)	$(3.80)	$(.23)	$.11	$(3.88)	$.46
Diluted (C)	(3.80)	(.23)	.11	(3.88)	.45
Cash dividends declared	.01	.01	.21	.14	.84

Selected Ratios (annualized) (A)
As a Percent of Average Interest-Earning Assets
Tax equivalent interest income	7.11%	7.02%	7.65%	7.16%	7.71%
Interest expense	2.31	2.26	3.43	2.53	3.45
Tax equivalent net interest income	4.80	4.76	4.22	4.63	4.26
Income (Loss) From Continuing Operations
Average common equity	(154.82)%	(8.97)%	3.68%	(37.44)%	3.96%
Average assets	(11.24)	(0.66)	0.28	(2.77)	0.31
Net Income (Loss) to
Average common equity	(154.82)%	(8.97)%	3.93%	(37.44)%	4.12%
Average assets	(11.24)	(0.66)	0.30	(2.77)	0.32

Average Shares
Basic (B)	22,787,086	22,777,760	22,600,461	22,743,002	22,649,334
Diluted (C)	22,846,768	22,837,476	22,703,111	22,807,971	22,830,486

(A)	For the three- and twelve- month periods ended December 31, 2008, these amounts are calculated using loss from continuing operations applicable to common stock and net loss applicable to common stock.

(B)	Average shares of common stock for basic net income per share include shares issued and outstanding during the period.

(C)	Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options, stock units for deferred compensation plan for non-employee directors and unvested restricted shares. For any period in which a loss is recorded, the assumed exercise of stock options and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.